UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2007 [September 12, 2007]

CLEAN POWER TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51716 (Commission File Number)	98-0413062 (IRS Employer Identification No.)

436-35th Avenue N.W., Calgary, Alberta, Canada T2K 0C1

 (Address of principal executive offices)               (Zip Code)

(403) 277-2944

Registrant’s telephone number, including area code

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

Appointment of David William Thursfield to the Board of Directors:

On September 12, 2007, Mr. David William Thursfield was elected to the Board of Directors of the Clean Power Technologies Inc. (the “Company’).

Mr. Thursfield served as Executive Vice President of Ford Motor Company (the “Company”).  He retired from this position in May, 2004.  In August, 2005, Mr. Thursfield was appointed head of Cerberus’s Auto Group, a division of Cerberus Capital Management L.P.  In August, 2005, Thursfield was appointed as Executive Chairman and Interim Chief Executive Officer of GDX Automotive Group which is owned by Cerberus Capital Management L.P.  GDX Automotive is a leading global supplier which designs, develops, markets and manufactures highly engineered sealing systems for both dynamic and static automotive applications.

.

Mr. Thursfield resigned from Cerberus Capital Management L.P. in July, 2007, as Cerberus Capital Management L.P. acquired Chrysler Motors Group from Daimler Corporation and a prior legal agreement between Ford Motor Company and Mr. Thursfield contains a clause wherein Mr. Thursfield is not permitted to work for another auto manufacturer.

The Company has agreed to issue a total of 250,000 common shares to Mr. Thursfield as director’s compensation.  These shares will be issued immediately.

The Company has further agreed to issue to Mr. Thursfield between 250,000 to 350,000 common shares for each introduction that results in an executed agreement whereby the introduced party enters into a collaboration or partnership agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN POWER TECHNOLOGIES INC.
September 17, 2007	By: /s/ Abdul Mitha Abdul Mitha Chief Executive Officer

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